Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ACCEL ENTERTAINMENT, INC.

Accel Entertainment, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. This Certificate of Amendment (this “Second Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on November 20, 2019, as amended by the Certificate of Amendment filed with the Secretary of State on June 6, 2025 prior to the filing of this Second Certificate of Amendment (the “Certificate of Incorporation”).

2. Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation has duly adopted this Second Certificate of Amendment, and the Corporation’s stockholders have duly approved this Second Certificate of Amendment.

3. Section 9.1 of Article IX of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Section 9.1 Limitation of Director and Officer Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director or officer, respectively, except for any liability (a) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) of a director under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) of an officer in any action by or in the right of the Corporation. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 9.1 by the stockholders of the Corporation or by law shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.”

4. The foregoing terms and provisions of this Second Certificate of Amendment shall be effective as of the date and time of its filing with the Secretary of State.

5. Except as herein amended, the Corporation’s Certificate of Incorporation shall remain in full force and effect.

[Signature appears on the following page.]

Exhibit 3.2

IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to be signed by its duly authorized officer this 6th day of June, 2025.

ACCEL ENTERTAINMENT, INC.

By: /s/ Scott Levin
Name: Scott Levin
Title: Chief Legal Officer and Corporate Secretary